Exhibit 99.3

StorageTek
Q1 2004 Conference Call
Script of Prepared Remarks of Bobby Kocol

There are several items that I would like to cover today in order to provide not only a better insight on our first quarter results, but also help you understand the impact on our full year.

Our first quarter demonstrated again a continuation of year over year growth in both revenue and earnings, as well as further strengthening in the balance sheet. First quarter revenues of $515 million were up 7% over Q1 of last year. Pre-tax income was $30 million, an increase of 27%. A lower than anticipated tax rate from our previous guidance provided a two cent per share benefit in the quarter. And with the improvement in our estimated effective tax rate, first quarter earnings of $.21 per share increased 40% over Q1 of last year. So at this point, we are on track to delivering the operational results we anticipated as we entered 2004.

Geographically, North America was 49% of the total worldwide revenue, Europe 39%, with the Pacific Rim and Latin America making up the rest. North American revenues for Q1 were up 3% over last year. European revenues were up 10% over the same period last year, as reported, but down 3% in constant currencies. Revenues in the Pacific Rim were up 20% as reported, and 9% in constant currencies. And for Latin America, revenues were up 30% as reported, and 24% in constant currencies. Overall, first quarter revenues included a 6% benefit from favorable currencies.

First quarter revenues consisted of $295 million in Product sales, up 5%, and $220 million of Service revenue, an increase of 11%. Within our Products segment for the quarter, total tape sales were up 3% to $223 million, disk sales grew 18% to $44 million, and Network sales were $17 million.

Gross margins in the quarter were a solid 46%, an increase of almost 200 basis points from Q1 of last year.

Product margins were 49%. A favorable product mix, aided by a 40% growth in VSM software sales, were key in driving a 370 basis point increase over last year’s levels. Typically, first quarter margins are impacted by lower production volumes. However, the combination of product mix, operational efficiencies, and a greater than expected percentage of enterprise class solutions helped drive the first quarter results. Revenues through our direct channels accounted for roughly 52% of total product sales in the first quarter, up from 50% in Q1 of last year. Keep in mind, as we continue to penetrate the Unix and NT markets through our indirect channels, smaller products and offerings which typically carry lower margins can put downward pressure at the gross margin level. However, a net positive benefit should come through additional operating margin dollars providing incremental profitability. Our efforts last year in driving operational efficiencies and ongoing cost reduction activities continued into the first quarter of this year and clearly contributed to the strength we had in operating margins. Obviously as we progress through the year, product mix, channel mix, and the level of enterprise class solutions, should all be key drivers of product margins.

Service margins for the quarter were relatively flat to last year, but improved a hundred basis points sequentially from Q4. We continued to invest in resources within the services area in order to expand our reach into new markets and prepare ourselves for continued growth throughout the year. The maintenance portion of service revenues accounted for approximately 89% of the total in this segment, similar to last year’s levels.

Having said all this, we are holding to our guidance at this time with respect to “total” gross margins on an annualized basis, that being plus or minus a hundred basis points from last year’s levels.

Total operating expenses for the first quarter were $211 million. R&D expenditures were $49 million, and are on track to be around $200 million for the year. SG&A expenses were $163 million. Approximately half of the increase in operating expense from Q1 of last year is due to the unfavorable impacts from currency. Remember, consistent with our hedging program, the favorable impacts we get from currencies at the revenue line, are substantially offset in cost of goods and operating expenses, mostly in SG&A. As with services, we also continue to invest in sales resources to increase coverage. Our SG&A ratio for the full year 2004 should be somewhere around 27% percent of revenues. Net interest income also added $2.8 million to pre-tax earnings.

It is important to note that the effective tax rate recognized this quarter, and estimated to be the same for the full year, is primarily reflective of the effectiveness of our global manufacturing strategies. During the first quarter, we evaluated our tax reserve requirements and estimated that a 22% rate was appropriate for 2004 rather than the previous guidance of 28%. We continue to recognize increased tax benefits associated with our manufacturing operations in Puerto Rico and, with the passage of time, we are estimating that some of the potential exposures previously identified should be reduced. So aside from the benefit of a lower tax rate, we are still on track with delivering our “pre-tax” income guidance that we started the year with. However, with the change in the tax rate, our net income guidance for the full year should also change, in a favorable manner. Applying our latest estimated tax rate of 22% for the full year, our net income guidance should now be somewhere between $178 to $190 million. If you are assuming fully diluted shares to be relatively flat to the current levels of 113 to 114 million, obviously your models for the full year will show an increase in earnings per share from where you were before.

Let me remind you of our discussion in January. As Pat indicated, the expectation of our “total” revenue growth rate for the year, is mid single digits, and perhaps better. This remains intact. We also noted, the revenue and net income distributions on a quarterly basis should be similar to what we experienced in 2003. This takes into consideration the typical seasonality experienced in our industry from a revenue standpoint, as well as the volume related impacts to fixed cost absorption and net income. Last year, 46% of our revenue and 31% of our net income was delivered in the first half of the year. We believe we will be at a similar juncture in the first half of this year as it relates to the total year results for both revenue and net income. And, you should model so, accordingly. Within this guidance is the expectation there may be some customers that will delay purchases as they await the rollout of new products scheduled for the end of the second quarter and into the third quarter. This should allow us to deliver on solid bottom line growth throughout the year. Successful new product launches, improving internal sales productivity, channel expansion and continued success in storage services will all play a role in driving both top and bottom line growth. On the other hand, at current exchange rates, the favorable impact of currencies on year over year comparisons of revenue should diminish each quarter. Nonetheless, we still remain confident with our guidance for the full year and our first quarter results indicate we are on track.

Now, let’s switch over to the balance sheet and the financial strength of StorageTek. The first quarter once again provided evidence of a constantly improving balance sheet and cash flow. Cash and investment balances have increased approximately $350 million from a year ago to $1.07 billion, an improvement of almost 50%. This includes us investing $29 million in the first quarter through the repurchase of a million shares of our stock. Cash flow from operations was $70 million for the quarter. DSO at 85 days is three days better than Q1 of last year. Using the average accounts receivable balance during the quarter instead of the ending balance which is skewed by end of quarter shipments, DSO’s were 72 days, an 8 day improvement over last year. Inventory levels were down to $105 million, a 28% decrease from last year. Inventory turns of 5.7 were a 36% improvement over last year. Our financial strength is a “huge” advantage for us. Customers continue to tell me that the companies they will buy from must have long-term financial stability before any significant technology investments are made with them. This is easily knocked off of their checklist when it comes to StorageTek.

Headcount increased by 140 in the quarter, and is just under 7300. The additions were almost exclusively in sales and service. In the quarter, capital expenditures were $15 million while depreciation and amortization was just over $20 million, both on target for what we anticipated for the year.

In summary, we continue to keep our eye on the ball. We will continue to invest in those areas where the profitable growth of our business is the top priority. And by the same token, we will drive the various operational disciplines that impact our business model and take the necessary steps to achieve consistent and improving results. This is imperative in order for us to deliver further improvements in our return on assets and returns to our shareholders.